EXHIBIT p.5

                     DUFF & PHELPS INVESTMENT MANAGEMENT CO.
                              AMENDED AND RESTATED
                        CODE OF ETHICS (AUGUST 30, 2006)


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                     DUFF & PHELPS INVESTMENT MANAGEMENT CO.
                     ---------------------------------------

                              AMENDED AND RESTATED
                              --------------------
                        CODE OF ETHICS (AUGUST 30, 2006)
                        --------------------------------

1.       Standard of Business Conduct
         ----------------------------

    A.   Statement of Ethical Principles

         The Adviser holds its employees to a high standard of integrity and business practices. In serving their respective shareholders and clients, the Adviser strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and the securities transactions in any managed account.

         While affirming their confidence in the integrity and good faith of all of their employees, officers, trustees, and directors, the Adviser recognizes that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of the managed account, if they were to trade in securities eligible for investment by the managed account.

         In view of the foregoing and of the provisions of Section 204-2 under the Investment Advisers Act of 1940, as amended, the Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. When Supervised Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

         Supervised Persons covered by the terms of this Code of Ethics must adhere to the following general principles as well as to the Code's specific provisions:

               a) At all times, the interests of Adviser Clients must be paramount;

               b) Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

               c) No inappropriate advantage should be taken of any position of trust and responsibility and;

               d) Information concerning the identity of security holdings and financial circumstances of clients is confidential.



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               e)   Ensure that the investment management and overall business of the firm complies with the policies of Duff & Phelps, Phoenix Companies and applicable U.S. federal and state securities laws and regulations.

               f) Supervised Persons are required to adhere to the standards of business conduct in The Phoenix Companies Code of Conduct.

    B.   Unlawful Actions

               a) to employ any device, scheme or artifice to defraud any client;

               b) to make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to any client, in light of the circumstances under which they are made, not misleading;

               c) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or to engage in any manipulative practice with respect to any client;

               d) to divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

    2.         Definitions
               -----------

               A. "Supervised Persons" include directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); Employees of the adviser; and Any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control.

               B. "Access Person" means any director, officer, general partners and partners of the adviser (or other persons occupying a similar status or performing similar functions), who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public, or Advisory Person of the Adviser. The Compliance Department shall maintain a list of the Adviser's Access Persons.

               C.   "Adviser" means Duff & Phelps Investment Management Co.


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               D.   "Advisory Person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Adviser for the Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
                    (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security. This grouping customarily includes the Portfolio Manager and other investment personnel comprising an investment team, such as an analyst or trader, who provide information and advice that enter into the investment decision to buy or sell a security for a Client.

               E. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

               F. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of
                    Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. An Access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

               G. "Client" means each and every investment company, or series thereof, or other account managed by the Adviser, individually and collectively.

               H.   "Control" shall have the same meaning as that set forth in
                    Section 2(a)(9) of the Investment Company Act, as amended.

               I. "Initial Public Offering" means a public sale of an issue not previously offered to the public.

               J. "Managed Fund or Portfolio" shall mean those Clients, individually and collectively, for whom the Portfolio Manager makes buy and sell decisions.

               K. "Portfolio Manager" means the person (or one of the persons) entrusted with the day-to-day management of the Client's portfolio.

               L. "Private Placement" or "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.


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               M.   "Purchase or sale of a reportable security" includes, among other things, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired for a Client.

               N.   "Reportable security" shall have the meaning set forth in
                    Section 2(a)(36) of the Investment Company Act, as amended, and Rule 204A-1 as amended, including all ETFs and UIT ETFs except that it shall not include transactions and holdings in direct obligations of Government of the United States; money market instruments; bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of open-end mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and transactions in units of unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

    3.   Exempted Transactions
         ---------------------

         The prohibitions of Section 4 of this Code shall not apply to:

               A. Purchases or sales of reportable securities effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

               B. Purchases or sales of reportable securities (1) not eligible for purchase or sale by the Client; or (2) specified from time to time by the Directors, subject to such rules, if any, as the Directors shall specify.

               C. Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

               D. Purchases of shares of reportable securities necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and the subsequent sales of such reportable securities.

               E. Purchases of reportable securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

               F. Purchases or sales of reportable securities issued under an employee stock purchase or incentive program unless otherwise restricted.

               G. Transactions of reportable securities effected pursuant to an automatic investment plan.


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    4.   Prohibited Activities
         ---------------------

               A. IPO Rule: No Access Person may purchase any securities in an Initial Public Offering, except with the prior approval of the Compliance Department. This rule also applies to IPO's offered through the Internet.

               B. Private Placement Rule or "Limited Offering": No Access Person may purchase securities any in a Private Placement or Limited Offering unless such purchase has been approved by the Compliance Department. Any such approved purchase should be disclosed to the Client if that issuer's securities are being considered for purchase or sale by the Client.

               C. Pre-Clearance Rule: No Access Person may purchase or sell a reportable security unless such purchase or sale has been pre-cleared by the Compliance Department. Pre-clearance is required prior to executing a trade through a personal brokerage account or an Internet brokerage account. Pre-clearance is also required for transactions in puts, calls, ETF's, UIT ETFs, closed-end funds, and other well-known stock indices (e.g. the S&P 500). Pre-clearance is valid through the next business day (3 p.m. cst) following pre-clearance approval.

               Exceptions: The following reportable securities transactions do not require pre-clearance:

                    1. Purchases or sales of up to 500 shares of reportable securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale. The Phoenix Companies Compliance Department maintains this list on the Intranet web site and updates it after the end of each quarter. A paper copy is available for review in the DPIM compliance department.

                    2. Purchase orders of reportable securities sent directly to the issuer via mail (other than in connection with a Private Placement or Limited Offering) or sales of such securities which are redeemed directly by the issuer via mail.

                    3. Transactions of reportable securities effected pursuant to an automatic investment plan.

               NOTE: THE COMPLIANCE DEPARTMENT MAY DENY APPROVAL OF ANY TRANSACTION REQUIRING PRE-CLEARANCE UNDER THIS PRE-CLEARANCE RULE, EVEN IF NOMINALLY PERMITTED UNDER THIS CODE OF ETHICS, IF IT IS BELIEVED THAT DENYING PRE-CLEARANCE IS NECESSARY FOR THE PROTECTION OF THE CLIENT OR THE ADVISER. ANY SUCH DENIAL MAY BE APPEALED TO THE ADVISER'S COUNSEL. THE DECISION OF COUNSEL SHALL BE FINAL.


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               D.   Open Order Rule: No Access Person may purchase or sell,
                    directly or indirectly, any reportable security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when the Client has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Client's order is executed or withdrawn.

                    Exceptions: The following reportable securities transactions are exempt from the Open Order Rule:

                    1. Purchases or sales of up to 500 shares of reportable securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale.

                    2. Purchases or sales of reportable securities approved by the Compliance Department in his/her discretion.

               ANY PROFITS REALIZED ON A PERSONAL TRADE IN VIOLATION OF THIS
               SECTION 4D MUST BE DISGORGED.

               E. Blackout Rule: If a Portfolio Manager's portfolio holds a reportable security that is the subject of a proposed personal trade by that Portfolio Manager, such personal trade may be permitted only as follows:

                    1. If the proposed personal trade is on the same side as the last portfolio transaction in that security, the personal trade cannot occur within two days of such portfolio transaction (i.e. neither at T nor T + 1 calendar day).

                    2. If the proposed personal trade is on the opposite side of the last portfolio transaction in that security, the personal trade cannot occur unless (a) it is more than two days after the portfolio transaction (i.e. T + 2 calendar days or later) AND (b) the pre-clearance request, if required, for such personal transaction at the time of purchase or sale, is to the reasonable satisfaction of the Compliance Department, and an explanation of the reasons the portfolio is not effecting a similar transaction.

                    3. Portfolio Managers of Mutual Funds may not directly or indirectly acquire or dispose of beneficial ownership in a covered security within seven calendar days before and after the Fund portfolio trades in that security.

                  ANY PROFITS REALIZED BY A PORTFOLIO MANAGER ON A PERSONAL TRADE IN VIOLATION OF THIS SECTION 4E MUST BE DISGORGED.


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               F.   Holding Period Rule: Access Persons must hold each
                    reportable security, for a period of not less than sixty
                    (60) days, whether or not the purchase of such reportable security was an exempt transaction under any other provision of Section 4.

               G. No Access Person shall accept any gift or other item (for the purpose of this Code "gifts" include but are not limited to cash, merchandise, gifts, prizes, travel expenses, meal and certain types of entertainment) of more than $100 in value from any person or entity that does business with or on behalf of the Client or the Adviser. All gifts and entertainment received or given must be reported to the Compliance Department.

               H. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Counsel or the Compliance Department. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

               I. No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is managed by such Adviser/Sub-advisor or any affiliated adviser/sub-advisor. For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, and any other non-volitional investment vehicles. Portfolio Managers shall provide quarterly certifications as to their compliance with this restriction.

               J. No Supervised Person shall divulge or act upon any material, non-public information as such term is defined under relevant securities laws.

    5.   Compliance Reporting Procedures
         -------------------------------

               A. All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal reportable securities trade and a copy, at least quarterly, of an account statement to the Compliance Department.

               B. Every Access Person shall report to the Adviser the information described in Section 5C of this Code with respect to transactions in any reportable security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the reportable security; provided, however, that an Access Person shall not be


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                    required to make a report with respect to transactions
                    effected for any account over which such person does not have any direct or indirect influence. Additionally every Access Persons must include Phoenix affiliated mutual fund transactions not included in any received brokerage statements, including Phoenix-Fidelity 401K for which the Adviser does not require broker confirms or statements.

               C. Every transaction report required pursuant to Section 5B above shall be made not later than 15days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                    (i) The date of the transaction, the title and the number of shares, and the principal amount of each reportable security involved;

                    (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (iii) The price at which the transaction was effected;

                    (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                    (v) The date of approval of the transaction and the person who approved it as required by Section 4B or C above.

               D. Each Access Person shall submit an Initial Holdings and Annual Holdings report listing all personal reportable securities holdings to the Compliance Department upon the commencement of service and annually thereafter (the "Initial Holdings Report" and the "Annual Holdings Report", respectively). The information on the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. An Initial Holdings Report must be submitted to Compliance no later than 10 days after becoming an Access Person. The Annual Holdings Report holdings information shall be as of December 31 and include a certification by the Access Person that he or she has read and understood the Code of Ethics and has complied with the Code's requirements. The annual report and certification will be submitted to the Compliance Department by January 31. Annually, any Phoenix affiliated mutual fund, open or closed must be disclosed including those held in the Access Person's Phoenix Fidelity 401K plan. If the Access Person does not own any Phoenix funds in the Phoenix Fidelity 401K plan he/she does not need to disclose the open-end mutual fund holdings

                    Every "Initial Holdings Report" and "Annual Holdings Report"


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                    required pursuant to Section 5D above shall contain the
                    following information:

                    (i) The title and type of reportable security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

                    (ii) The name of any broker,, dealer or bank with which the access person maintains an account in which any reportable securities are held for the access person's direct or indirect benefit;

                    (iii) The date the access person submits the report.

                    (iv) For "Annual Holdings Report" only, a certification by the access person that he or she has read and understood the Code and has complied with the Code's requirements.

                          Exceptions to reporting requirements (Quarterly Transactions and Initial and Annual Holdings):

                          Any report with respect to reportable securities held in accounts over which the access person had no direct or indirect influence or control;

                    (ii) A transaction report with respect to reportable securities transactions effected pursuant to an automatic investment plan;

                    (iii) A transaction report if the report would duplicate
                          information contained in broker trade confirmations or account statements received no later than 30 days after the end of the applicable calendar quarter;

                    (iv) Any person who is an access person by virtue of being a director of a Fund, but who is not an "interested person" (as defined in the Investment Company Act of 1940) with respect to that Fund need not make an initial or annual holdings report under 5D;

                    (v) Any person who is an access person by virtue of being a director of a Fund, but who is not an "interested person" (as defined in the Investment Company Act of 1940) with respect to that Fund need not make a quarterly transaction report under 5C above unless such person, at the time of any transaction during the quarter, knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund should have known, that the security such person purchased or sold is or was purchased


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                          or sold by the Fund or was being considered for
                          purchase or sale by the Fund.

               E. Any report made under this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

               F. The Compliance Officer shall submit an annual report to the Adviser's Fund Board of Directors that summarizes the current Code of Ethics procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

               G. Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Compliance Department. No employee will be terminated or otherwise retaliated against for submitting any potential violations of this Code.

               H. The Adviser's Compliance Personnel will review all reports and other information submitted under Section 5. This review will include such comparisons with trading records of client accounts as are necessary or appropriate to determine whether there have been any violations of the Code.

               I. The Adviser's Compliance Personnel will maintain a list of all Access Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations.

    6.   Recordkeeping Requirements
         --------------------------

         The Adviser will maintain and cause to be maintained in an easily accessible place, the following records:

               (i) A copy of any Code of Ethics for the organization that is in effect, or at any time within the past (5) years was in effect.

               (ii) A record of any violation or of any action taken as a result of the violation of any such Code that occurred during the current year and the past five (5) calendar years;

               (iii) A copy of each report made by an access person during the current year and the past five (5) calendar years as required by Rule 17j-1 and/or Rule 204A-1 and Section 5C and 5D of this Code, including any information provided in lieu of the reports under Section 5C and 5D above;

               (iv)  A list of all persons, currently or with in the past


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                     five (5) years who are or were required to make reports
                     pursuant to Rule 17j-1 and/or Rule 204A-1 and Section 5C and 5D above, or who were responsible for reviewing those reports, together with an appropriate description of their title or employment;

               (v) A copy of each report made by the Compliance Officer pursuant to Section 5F above during the current year and the past five (5) calendar years;

               (vi) A record of any decision made during the current year and the past five (5) calendar years by the Compliance Officer, and the reasons supporting each such decision, to grant prior approval pursuant to Section 4A and 4B above for acquisition by an access person of securities in an initial public offering or a private placement transaction.

    7.   Sanctions
         ---------

    Upon discovering a violation of this Code, the Parent of the Adviser or if applicable the Funds Board of Directors, in addition to any remedial action already taken by the respective adviser or related entity, may impose such sanctions as it deems appropriate (see under separate cover the currently imposed sanctions), including, among other things, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.













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